Exhibit 10.1

This SOFTWARE EHANCEMENT AGREEMENT ("Agreement") is made on this day of 11 March 2026 (“Agreement Date”)

BETWEEN

TADAA TECHNOLOGIES SDN BHD (Company Registration No. 201701019994 (1234159-A)), a company incorporated under the laws of Malaysia and having its business address No. 29 Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100 Puchong, Selangor (hereinafter to be referred as “TTSB”) of the one part.

AND

APEXCODE INNOVATIONS SND BHD (Company No.:202501007881 (1609295-X)), a company incorporated under the laws of Malaysia and having business address at 17-03, MCT Tower, Jalan USJ 25/1, One City, 47650 Subang Jaya, Selangor, Malaysia (hereinafter to be referred as “Service Provider”) of the other part.

(The TTSB and the Service Provider may individually be referred to as a “Party” and collectively, as the “Parties”)

RECITALS:

A.	TTSB owns and operates Tazte application (“Tazte Apps”), an innovated Malaysia food application platform that serves a comprehensive marketplace. The Tazte Apps connected with wide range of the local food merchants by offering various foods and beverages in Malaysia.

B.	The Service Provider is in the business of, amongst others, technology services activities and has experience and expertise in providing software development, enhancement and related services and work product (“Services”).

C.	TTSB now wishes to engage the Service Provider in providing various Services for the Tazte Apps as more specifically described in Clause 3 all subject to the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the mutual rights and obligations hereunder, the Parties mutually agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Unless the context otherwise requires, the following expressions shall have the meanings assigned to them below:

“Acceptance Criteria”	means the requirements, specifications, and standards set out in APPENDIX A, which must be satisfied for the relevant Deliverables, Services, or milestones to be deemed accepted.

“Applicable Laws”	means all applicable provisions of all (a) laws, statutes, regulations, constitution, guidelines, directives, order of any governmental authority, rules and regulations; (b) governmental approvals; and (c) orders, decisions, injunctions, judgments, awards and decree of or agreement with any governmental authority

“Business Day”	means a calendar day not being the Saturday, Sunday or Public Holiday whereby the licensed bank is opened for general banking business in Selangor, Malaysia

“Confidential Information”	has the meaning ascribed to it in Clause 8

“Deliverables”	means all software, upgrades, enhancements, documentation, reports, source code, object code, databases, configurations, and materials produced by the Service Provider under this Agreement.

“Effective Date”	means the date on which this Agreement is executed by the last Party to sign, or such other date as the Parties may expressly agree in writing, and as stated on the face of this Agreement.

“Services”	means all development, enhancement, design, upgrade, testing, deployment, maintenance, and related services to be performed by the Service Provider pursuant to this Agreement as more specifically described in Clause 3 of this Agreement

“Service Fees”	has meaning ascribed in Clause 5 hereto

1.2	Save to the extent that the context or the express provision of this Agreement otherwise requires:

(a)	words using singular or plural number also include the plural or singular number, respectively;

(b)	the terms “hereof”, “herein”, “hereby” and “hereto” and similar words refer to the entire Agreement and not any particular clause, schedule or any other subdivisions of this Agreement;

(c)	a reference to a “clause” or “schedule” is to a clause or schedule to this Agreement;

(d)	the word “include” or “including” shall be deemed to be followed with “without limitation” or “but not limited” whether or not they are followed by such phrases or words of like part;

(e)	reference to any statues or statutory provisions shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(f)	reference to “this Agreement” or other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemental and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms;

(g)	the headings are for convenience only and shall be ignored in construing this Agreement;

(h)	reference to persons include their successors and any permitted transferees and assigns;

(i)	no rule of construction shall apply to the detriment of any party by reason of that party having control and/or was responsible for the preparation of this Agreement or any part thereof;

(j)	whenever this Agreement refers to a number days, such reference shall be to calendar days unless business days are specified;

(k)	in carrying out their obligation and duties under this Agreement, the Parties shall an implied obligation of good faith; and

(l)	each of the schedule and the appendices hereto shall form an integral part of this Agreement.

1.3	The Recitals set for the above are incorporate herein by reference and made a part of this Agreement as if fully set forth herein.

1.4	The Schedules and Appendices to this Agreement shall be incorporated into and deemed part of this Agreement and all reference to this Agreement shall include the Schedules and Appendixes to this Agreement.

1.5	The documents comprising this Agreement shall be read in the following order of precedence:

(a)	the Clauses of this Agreement;

(b)	the Schedules; and

(c)	the Appendixes;

and in the event of a conflict the document higher up in the order of precedence shall prevails to the extents of such inconsistency.

2.	APPOINTMENT

2.1	The Company hereby agree to engage the Service Provider and the Service Provider hereby agrees to provide the Company the Services in relation to development and enhancement of the Tazte App subject to the terms and conditions contained in this Agreement.

3.	SCOPE OF SERVICES

3.1	Subject to the terms and conditions of this Agreement, the Service Provider shall perform Services solely for the benefit of the Company in its capacity as platform operator, strictly in accordance with the scope, specifications, and requirements set out in APPENDIX A (“Scope of Services”), which shall form an integral and binding part of this Agreement.

3.2	Without limiting the generality of Clause 3.1, APPENDIX A shall specify, inter alia:

(a)	the applicable development and upgrade phases;

(b)	the existing software versions and the corresponding target versions;

(c)	the detailed scope of work applicable to each phase of the Services; and

(d)	the applicable milestones, timelines, dependencies, and technical requirements applicable to the Services and the resulting Deliverables.

3.3	In addition to Clause 3.2 above, the Service Provider shall hand over the development and enhancement Tazte App including but not limited to the source code, object code and other (collectively referred to as “Deliverables”) to the Company in order to be used and operated by the Company for its business within two (2) months or earlier (whichever comes first) from the Agreement Date. For the avoidance of doubt, the Deliverables will be appended in the Appendix A.

3.4	No services, upgrades, features, enhancements, functionalities, or deliverables shall be deemed included within the scope of this Agreement unless it is:-

(a)	expressly stated in APPENDIX A; or

(b)	subsequently agreed in writing by all Parties in accordance with Clause 15.4.

3.5	The Service Provider warrants and undertakes that all Services and resulting Deliverables shall:

(a)	be fully compatible with the existing system architecture of the Apps; and

(b)	not adversely affect system stability, security, performance, scalability, or interoperability,

In each case in accordance with the requirements, specifications, and standards set out in APPENDIX A and the applicable Acceptance Criteria.

4.	DELIVERY, TESTING, AND ACCEPTANCE

4.1	Subject Clause 3 above, the Service Provider shall carry out their respective responsibilities pertaining to the Services and deliverables as set out in APPENDIX A (“Deliverables”) in accordance with the mutually agreed acceptance test plan.

4.2	Each Deliverable shall:

(a)	correspond to the applicable phase/component of the Services;

(b)	be complete, fully functional, and fit for its intended purpose; and

(c)	be accompanied by all relevant documentation, source code, object code, configuration files, and other materials reasonably necessary for TTSB to operate, maintain, support, and further develop the Apps.

4.3	Upon delivery of a Deliverable, the Service Provider shall conduct user acceptance tests (“UAT”) together with the TTSB which results are to be verified and acknowledge by the TTSB whereby in the event the end result fails to satisfy the acceptance criteria, the testing shall be repeated at reasonable intervals as required by the TTSB until those criteria are met.

4.4	Should the Deliverable fails to conform to an acceptance test despite numerous repeated UAT, the Service Provider shall promptly, at its own cost, rectify defects and resubmit for testing. No extension of time or additional compensation shall apply unless agreed in writing by TTSB.

4.5	A Deliverable is deemed accepted only upon issuance of TTSB’s written acceptance confirmation.

4.6	The Service Provider shall be responsible for the ongoing update and customization of the Tazte Apps and/or solution provided under this Agreement for the entire term of the Agreement.

4.7	In the event that the Service Provider fails to meet the service level, the following procedure shall be followed:

(a)	TTSB shall promptly notify the Service Provider in writing of the service level breach;

(b)	The Service Provider shall acknowledge the notificaftion and initiate actions to address and resolve the issue.

5.	CONSIDERATION AND PAYMENT

5.1	In consideration of the performance of the Service Provider of its obligation and the provision of the Services pursuant to this Agreement, TTSB shall pay the Service Provider the total contract price is Ringgit Malaysia Eleven Million Seven Hundred Thousand (RM11,700,000.00) (the “Contract Price”) in the manner and terms of payment as set forth in APPENDIX C.

5.2	The Service Provider hereby agrees that the Contract Price of Ringgit Malaysia Three Million Nine Hundred Thousand (RM3,900,000.00) payable by the TTSB for the first milestone (as described in APPENDIX C) shall serve as a deposit wherein the deposit shall be refundable to the TTSB in any event that the TTSB shall exercise its absolute right to terminate this Agreement under Clause 11.3 below.

5.3	Payments shall be made strictly according to the milestones in APPENDIX C. Payment for each milestone is conditional upon:

(a)	delivery of the relevant Deliverable; and

(b)	TTSB’s issuance of written acceptance confirmation for that milestone. Partial performance, substantial completion, or costs incurred shall not entitle the Service Provider to payment without TTSB acceptance.

5.4	All taxes, duties and charges of any kind imposed on any of the Parties and/or their officers, agents, employees or representative by any competent tax authority in connection with the performance of work under this Agreement shall be the sole responsibility of such Party concerned.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	All right, title, and interest, including all present and future Intellectual Property Rights (as defined in this Agreement) in and to any Deliverables, whether tangible or intangible, created, developed, designed, written, conceived, authored, or otherwise produced by the Service Provider, alone or jointly with any third party, in connection with or pursuant to this Agreement (including without limitation all software, source code, object code, documentation, designs, plans, algorithms, inventions, trade secrets, know-how, and any modifications, enhancements, updates, or derivative works thereof) shall vest absolutely, immediately, and automatically in TTSB upon creation, without further action or execution by any Party.

6.2	To the fullest extent permitted by law, the Service Provider hereby irrevocably, unconditionally, and perpetually assigns to TTSB, its successors, and permitted assigns, all right, title, and interest in and to the Intellectual Property Rights in the Deliverables, including all moral rights, economic rights, and any rights to registration, application, or enforcement thereof. The Service Provider shall, at TTSB’s request and expense, execute all documents, instruments, and acts reasonably necessary or desirable to perfect, protect, register, or enforce TTSB’s rights in the Intellectual Property Rights, whether such rights arise under statute, common law, or equity.

6.3	The Service Provider hereby waives, to the extent permissible by law, any moral rights or similar rights in respect of the Deliverables and any Intellectual Property Rights therein, including but not limited to rights of attribution, integrity, or authorship, and agrees not to assert or enforce any such rights against TTSB, its successors, or permitted assigns.

6.4	The Service Provider agrees to cooperate fully with TTSB, at TTSB’s expense, in connection with any legal proceedings, filings, registrations, or other actions that TTSB may reasonably require to secure, maintain, defend, or enforce TTSB’s ownership of the Intellectual Property Rights in the Deliverables, including the execution of all necessary applications, assignments, and other instruments.

6.5	Notwithstanding anything to the contrary in this Agreement, any intellectual property owned or developed by the Service Provider prior to the Effective Date of this Agreement or outside the scope of the Services (“Background IP”) shall remain the sole property of the Service Provider, provided that the Service Provider grants TTSB a fully paid-up, perpetual, royalty-free, worldwide, irrevocable license to use such Background IP to the extent necessary for TTSB to fully exploit, use, or commercialize the Deliverables.

7.	DATA PROTECTION AND CYBERSECURITY RESPONSIBILITY

7.1	Service Provider shall have sole and exclusive responsibility for all matters relating to the protection, confidentiality, integrity, and security of data processed, stored, or transmitted by or through the Apps, including personal data, sensitive information, and any other data subject to Applicable Laws or regulations. Service Provider shall, at its own cost and expense, implement, maintain, and enforce appropriate technical, administrative, and organizational measures to ensure compliance with all Applicable Laws, regulations, standards, and guidelines relating to data protection, cybersecurity, privacy, and information security (including without limitation any laws governing personal data, cybersecurity, or digital services). Service Provider shall also remain solely responsible for monitoring, managing, and responding to any data breaches, cybersecurity incidents, or regulatory inquiries or investigations in connection with the Apps.

7.2	TTSB shall not assume any responsibility, liability, or obligation for any breach of data protection laws, cybersecurity incidents, hacking, unauthorized access, loss of data, or any regulatory investigation, enforcement action, penalty, fine, or claim arising from or in connection with the Apps, the Services, or the operation thereof. For the avoidance of doubt, nothing in this Agreement shall be construed to impose any duty of care, oversight, or compliance obligation on TTSB in respect of data protection, cybersecurity governance, regulatory compliance, or operational security of the Apps.

7.3	Service Provider shall indemnify, defend, and hold harmless TTSB, its officers, directors, employees, agents, and affiliates from and against any and all claims, liabilities, losses, damages, fines, penalties, costs, or expenses (including reasonable legal fees) arising out of or in connection with:

(a)	any breach of applicable data protection or cybersecurity laws by Service Provider;

(b)	any unauthorized access, data breach, or cybersecurity incident affecting the Apps; or

(c)	any failure by Service Provider to comply with regulatory requirements applicable to the Apps.

7.4	Service Provider shall, at its own cost, cooperate fully with TTSB in any reasonable investigation or communication concerning cybersecurity or regulatory matters, provided that such cooperation shall not impose any additional liability on TTSB.

8.	CONFIDENTIALITIES

8.1	For the purposes of this Agreement, “Confidential Information” shall include all information, data, documents, materials, trade secrets, know-how, software, system configurations, technical specifications, business operations, pricing, security measures, processes, manuals, and any other information (whether oral, written, electronic, or otherwise) disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with this Agreement, whether before, on, or after the Effective Date, and whether or not such information is marked or designated as confidential.

8.2	The Receiving Party shall at all times:

(a)	maintain the strict confidentiality of the Confidential Information using at least the same degree of care it uses to protect its own confidential information, but in no event less than a reasonable standard of care;

(b)	use the Confidential Information solely for the purpose of performing its obligations under this Agreement;

(c)	ensure that access to Confidential Information is strictly limited to its employees, personnel, agents, or subcontractors who have a legitimate need to know such information for the performance of this Agreement and who are bound by confidentiality obligations no less stringent than those set out herein;

(d)	not disclose, publish, reproduce, or distribute any Confidential Information to any third party without the prior written consent of the Disclosing Party, except as expressly permitted under this Agreement.

8.3	The confidentiality obligations under this Agreement shall not apply to information that the Receiving Party can demonstrate with written evidence:

(a)	was already lawfully in the Receiving Party’s possession prior to disclosure under this Agreement;

(b)	is or becomes publicly available through no breach by the Receiving Party;

(c)	is independently developed by the Receiving Party without reference to the Confidential Information; or

(d)	is lawfully obtained from a third party who is not in breach of any confidentiality obligations.

8.4	Notwithstanding the above, the Receiving Party may disclose Confidential Information to the extent required by Applicable Laws, regulation, court order, or governmental directive, provided that the Receiving Party:

(a)	provides prompt written notice to the Disclosing Party (unless legally prohibited) to allow the Disclosing Party to seek protective measures; and

(b)	discloses only the minimum amount of information legally required.

8.5	The Parties acknowledge that improper disclosure or use of Confidential Information may cause irreparable harm for which monetary damages alone may be inadequate. Accordingly, the Disclosing Party shall be entitled, in addition to any other remedies available at law or in equity, to seek immediate injunctive or other equitable relief to prevent or curtail any actual or threatened breach of this Clause.

8.6	The confidentiality obligations set out in this Clause shall survive termination or expiry of this Agreement for a period of five (5) years, or for as long as the Confidential Information remains confidential under Applicable Laws, whichever is longer. Any Confidential Information relating to source code, system security, or proprietary technology of the Service Provider shall remain confidential in perpetuity.

9.	REPRESENTATIONS, WARRANTIES, AND INDEMNITIES

9.1	Each Party hereby represents and warrants, on a continuing basis, that:

(a)	it is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation;

(b)	it has full power, authority, and legal capacity to enter into, execute, deliver, and perform its obligations under this Agreement;

(c)	the execution, delivery, and performance of this Agreement have been duly authorised by all necessary corporate or organisational actions;

(d)	this Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject only to Applicable Laws relating to insolvency or equitable relief; and

(e)	the execution and performance of this Agreement do not and will not violate or conflict with any Applicable Laws, regulation, constitutional document, contract, or obligation binding upon such Party.

9.2	The Service Provider hereby irrevocably and unconditionally indemnified TTSB in full and shall keep indemnified TTSB from and against losses, costs, liabilities, claims, charges, actions, proceedings, damages, prosecution, expenses and demands which the other party may suffer or incur in any jurisdiction, and which in any case are directly occasioned by and arise from the provisions of the Services by the Service Provider to TTSB pursuant to this Agreement, including but not limited to any action or proceedings taken by any governmental authority and any action, claims, demands or proceedings made by any third party for an infringement or violation of its intellectual property rights in design and formulation of deliverables in connection with the purpose originally stated.

10.	LIMITATION OF LIABILITY

10.1	In no event shall TTSB be liable for any indirect, consequential, incidental, special, exemplary, or punitive losses, including loss of profits, revenue, business opportunities, goodwill, or anticipated savings, whether or not such losses were foreseeable.

10.2	For the avoidance of doubt, TTSB shall not be liable for any losses, damages, or claims arising from the design, development, operation, performance, security, or regulatory compliance of the Apps or the Services, all of which risks are expressly allocated to the Service Provider under this Agreement.

10.3	Nothing in this Agreement excludes or limits the liability of either Party in respect of:

(a)	death or personal injury caused by its negligence (including negligence by officers, agents, employees, representatives or contractors of the Parties); and

(b)	liability which may not otherwise be limited or excluded under the applicable laws.

10.4	The Parties acknowledge and agree that in the event of a breach of this Agreement by either Party, the non-defaulting Party shall use its best endevaours to do all things as may reasonably be necessary to mitigate any losses that it may suffer pertaining to such breach.

10.5	This Clause 10 shall survive termination or expiry of this Agreement and shall apply notwithstanding any other provision of this Agreement to the contrary, except in respect of liability that cannot lawfully be excluded or limited under Applicable Laws.

11.	TERMINATION

11.1	Either Party may terminate this Agreement, in whole or in part, by written notice to the other Party in the event that the other Party commits a material breach of any provision of this Agreement and fails to remedy such breach within thirty (30) days (or such other period as the Parties may expressly agree in writing) after receipt of a written notice specifying the nature of the breach and requiring it to be remedied.

11.2	Notwithstanding Clause 11.1, where a material breach is incapable of remedy, or where the breaching Party has demonstrated a clear intention not to perform its obligations under this Agreement, the non-breaching Party may terminate this Agreement with immediate effect by written notice, without any requirement to provide a cure period.

11.3	Notwithstanding anything to the contrary, the TTSB shall terminate the Agreement by providing thirty (30) days written notice to the Service Provider due to the Service Provider’s non-performance and/or failure to deliver the Deliverable and/or whatsoever reasons arising out of or in connection to this Agreement. Thereafter, the Service Provider shall return the deposit stipulated in Clause 5.2 to the TTSB within thirty (30) days from the date of the notice of termination or from the Commencement Date of this Agreement, whichever is earlier.

11.4	Termination of this Agreement shall be without prejudice to any rights, remedies, or claims accrued to either Party prior to the effective date of termination, including the right to claim damages or seek equitable relief.

11.5	Any provision which by its nature is intended to survive termination or expiry of this Agreement, including without limitation clauses relating to intellectual property, confidentiality, indemnities, limitation of liability, governing law, and dispute resolution, shall survive such termination or expiry.

12.	GOVERNING LAW AND DISPUTE RESOLUTION

12.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Malaysia, without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

12.2	Any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, performance, breach, or termination (a “Dispute”), shall be finally and exclusively resolved by arbitration administered by the Asian International Arbitration Centre (AIAC) in accordance with the AIAC Arbitration Rules for the time being in force, which rules are deemed to be incorporated by reference into this Clause.

12.3	The seat (legal place) of arbitration shall be Kuala Lumpur, Malaysia. The arbitration proceedings shall be conducted in the English language. The arbitral tribunal shall consist of one (1) arbitrator, unless the Parties agree otherwise in writing.

12.4	Nothing in this Clause shall prevent any Party from seeking interim, conservatory, or injunctive relief from any court of competent jurisdiction, including the courts of Malaysia, where such relief is necessary to preserve assets, protect confidential information, or prevent irreparable harm, and such application shall not be deemed incompatible with or a waiver of this agreement to arbitrate.

12.5	The arbitral award shall be final and binding upon the Parties, and judgment upon the award may be entered and enforced in any court of competent jurisdiction in accordance with Applicable Laws.

13.	MISCELLANEOUS

13.1	This Agreement constitutes the entire agreement and understanding between the Parties in relation to its subject matter and supersedes and extinguishes all prior and contemporaneous agreements, negotiations, representations, assurances, warranties, undertakings, statements, understandings, or arrangements of any nature whatsoever, whether written or oral, express or implied, relating to the same subject matter.

13.2	Each Party acknowledges and agrees that, in entering into this Agreement, it does not rely on and shall have no right or remedy in respect of any statement, representation, assurance, or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement, except in the case of fraud or fraudulent misrepresentation.

13.3	Nothing in this Clause shall limit or exclude any liability which cannot lawfully be limited or excluded under Applicable Laws.

13.4	No amendment, variation, modification, supplement, or waiver of any provision of this Agreement shall be valid, effective, or binding unless it is made in writing and signed by duly authorized representatives of all Parties. For the avoidance of doubt:

(a)	no course of dealing, usage of trade, delay, failure, or forbearance by any Party in enforcing any provision of this Agreement shall constitute a waiver of that provision or any other provision;

(b)	no electronic communication, correspondence, or informal agreement shall amend this Agreement unless expressly stated to constitute a formal amendment and executed in accordance with this Clause; and

(c)	any purported amendment or variation not complying with this Clause shall be null and void and of no legal effect.

14.	NO PARTNERSHIP OR AGENCY

14.1	Nothing in this Agreement shall be construed as establishing a partnership, joint venture, employment, fiduciary relationship, or agency between the Parties. Service Provider operates solely as an independent contractor.

15.	FORCE MAJEURE

15.1	Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement if, and to the extent that, such failure or delay is caused by an event or circumstance beyond the Party’s reasonable control, which could not have been prevented, avoided, or mitigated through the exercise of reasonable care, foresight, or commercially reasonable efforts (“Force Majeure Event”). Force Majeure Events include, without limitation:

(a)	acts of God, including earthquakes, floods, storms, fire, lightning, or other natural disasters;

(b)	epidemics, pandemics, quarantine or public health emergencies, or governmental or regulatory restrictions;

(c)	acts of terrorism, war, civil unrest, riots, or sabotage;

(d)	strikes, labour disputes, or industrial actions affecting a Party or its key suppliers;

(e)	failure or disruption of telecommunications, internet connectivity, cloud services, or power supply beyond the reasonable control of the affected Party;

(f)	global disruption via cyberattacks, malware, ransomware, or other security incidents originating from third parties outside the Party’s control;

(g)	any law, regulation, or official order preventing or delaying performance.

15.2	The Party affected by a Force Majeure Event shall promptly notify the other Party in writing, describing the nature of the event, its expected duration, and the steps being taken to mitigate its impact. Failure to provide prompt notice shall not invalidate the Force Majeure claim but may affect the Party’s ability to rely on extensions for performance.

15.3	During the continuation of a Force Majeure Event, the affected Party’s obligations under this Agreement shall be suspended to the extent impacted by the event. The affected Party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

15.4	If the Force Majeure Event continues for more than sixty (60) consecutive days, either Party may terminate this Agreement by providing written notice to the other Party without incurring liability, except for obligations accrued prior to the Force Majeure Event (including payment obligations).

15.5	No Party shall be liable to the other for any direct, indirect, consequential, or incidental losses, damages, or costs arising out of or related to a Force Majeure Event.

16.	ASSIGNMENT

16.1	The Service Provider shall not assign, novate, transfer, charge, or otherwise dispose of this Agreement or any of its rights, benefits, or obligations hereunder, whether in whole or in part, without the prior written consent of TTSB, such consent not to be unreasonably withheld or delayed. Any purported assignment or transfer by the Service Provider in breach of this Clause shall be null, void, and of no legal effect.

16.2	Notwithstanding the foregoing, the Service Provider shall not be relieved of its obligations or liabilities under this Agreement by reason of any approved assignment or subcontracting and shall remain fully responsible and liable for the acts, omissions, and performance of any assignee, delegate, or subcontractor as if they were its own.

17.	NOTICES

17.1	All notices, requests, demands, consents, approvals, or other communications required or permitted under this Agreement (collectively, “Notices”) shall be in writing and shall be delivered in any of the following manners:

(a)	By hand or courier to the recipient at its designated physical address;

(b)	By registered or certified mail, postage prepaid, to the recipient at its designated physical address;

(c)	By email to the recipient’s designated email address, provided that a delivery or read receipt is generated, or acknowledgment of receipt is received by the sender;

(d)	By facsimile, provided that confirmation of successful transmission is received by the sender; or

(e)	By any other means expressly agreed in writing by the Parties, including secure electronic platforms, portals, or other communication channels.

17.2	A Notice shall be deemed to have been duly given and received as follows:

(a)	If delivered by hand or courier, on the date of actual delivery during the recipient’s normal business hours;

(b)	If sent by registered or certified mail, three (3) business days following the date of posting, unless the sender receives notification of non-delivery;

(c)	If sent by email, on the date the recipient generates an acknowledgment of receipt, or if no acknowledgment is received, on the date the email was sent, provided that no delivery failure notification is received by the sender;

(d)	If sent by facsimile, on the date the sender receives confirmation of successful transmission, provided that transmission is made during normal business hours; and

(e)	If delivered outside normal business hours, including weekends or public holidays, the Notice shall be deemed received on the next business day.

17.3	For Notices sent between Parties in different jurisdictions or time zones, the recipient’s local time shall govern the determination of business hours, receipt, and deemed receipt. Any Notice sent outside the recipient’s normal business hours shall be deemed received at 9:00 a.m. on the next business day in the recipient’s time zone.

17.4	All Notices must be in the English language. Any Notice in a language other than English shall be accompanied by a certified English translation, which shall prevail for all purposes under this Agreement.

17.5	Notices sent internationally shall comply with applicable postal, courier, electronic transmission, or legal requirements of the sending and receiving jurisdiction. Any delays caused by customs, postal services, or other third-party carriers shall not constitute a breach of this Agreement, provided that reasonable efforts have been made to deliver the Notice.

17.6	A Notice sent in accordance with this Clause shall be deemed effective and binding for all purposes of this Agreement, including the triggering of rights, obligations, or deadlines, notwithstanding any failure to read, receive, or act upon the Notice by the recipient, except in cases of fraud or deliberate obstruction.

17.7	The Parties may, by mutual written agreement, specify particular methods, channels, or formats for Notices relating to specific matters under this Agreement, including notices relating to breaches, amendments, disputes, or termination. Such specifications shall not affect the validity of Notices given in accordance with this Clause.

18.	COUNTERPARTS

18.1	This Agreement may be executed in multiple counterparts, each constituting an original, and together forming a single binding document.

19.	PROFESSIONAL COST

19.1	Each Party shall bear its own legal, professional, and incidental costs and expenses incurred in connection with the negotiation, preparation, execution, and implementation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

For and on behalf of	)
TADAA TECHNOLOGIES SDN BHD	)
Company No. 201701019994)
(1234159-A))

		Name:	TEO CHONG CHAN
		Designation:	Executive Director

For and on behalf of	)
APEXCODE INNOVATIONS SDN BHD	)
Company No: 202501007881 (1609295-X))
)

		Name:	Lee Wu Ming
		Designation:	Director

APPENDIX A

SCOPE OF SERVICES AND DELIVERABLES

(To be read and construed as an integral part of this Agreement)

Phase	Description	Particulars	Scope of Services	Deliverables
1	Core Stabilization and System Re- architecture	Architecture Diagnostic & Technical Audit

Activities include full architecture mapping, technical debt identification, performance bottleneck testing, and database optimization assessment.

●      Backend service structure

●      API endpoint dependencies

●      Database schema integrity

●      Order state transition flow

●      Payment confirmation workflow

●      Printer dispatch queue logic

●      Refund and reconciliation mechanism

●      Crash logs and exception tracking

● Current-State Architecture Report ● System Risk Assessment Report ● Performance Stress Test Analysis
Backend Service Layer Reconstruction

●      Refactor service layer into modular domain architecture

●      Implement centralized API gateway logic

●      Standardize order lifecycle state machine

●      Introduce transaction-lock validation

●      Optimize database indexing and relational integrity

●      Implement event-driven communication layer

●      Introduce centralized exception handling framework

●      Integrate structured logging and health monitoring system

● Refactored Backend Core ● Updated Architecture Diagram ● API Documentation ● Database Optimization Report

Order State Management Redesign

●      Define structured order lifecycle state machine

●      Implement atomic transaction validation

●      Enforce idempotent API logic

●      Introduce transaction checksum verification

●      Implement conflict resolution logic

●      Redesign refund state handling framework

● Order Lifecycle Engine ● Transaction Validation Framework ● Refund Logic Module
Payment Workflow & Confirmation Layer

●      Rebuild payment confirmation synchronization logic

●      Implement real-time payment verification mechanism

●      Integrate fallback validation

●      Standardize payment reconciliation logic

●      Implement structured audit trail

● Payment Confirmation Module ● Payment Audit Trail Engine
Kitchen Synchronization & Print Engine Reconstruction

●      Implement queue-based print dispatch architecture

●      Introduce printer job acknowledgment validation

●      Create retry and fallback mechanism

●      Develop concurrent multi-printer logic

●      Implement offline buffering mechanism

●      Synchronize tablet-server-kitchen state updates

● Kitchen Sync Module ● Printing Reliability Framework ● Printer Monitoring Dashboard
Financial Calculation Framework

●      Redesign financial calculation hierarchy

●      Standardize discount stacking logic

●      Validate partial and full refund calculations

●      Implement rounding validation

●      Introduce reconciliation engine

●      Implement ledger-based transaction tracking

● Financial Engine Upgrade ● Reconciliation Module ● Ledger Integrity Report
SST Compliance Framework	● Apply SST logic at item and order level ● Implement configurable SST toggles ● Generate SST breakdown per transaction ● Develop export-ready SST reporting logic ● Integrate audit log tracking	● SST Compliance Engine ● SST Reporting Framework ● Compliance Audit Log

DevOps, QA & Release Governance Framework

●      Implement CI/CD pipeline

●      Set up Sandbox / UAT / Production environments

●      Introduce automated regression testing suite

●      Implement rollback capability

●      Establish version compatibility matrix

●      Deploy crash analytics monitoring system

●      Implement structured release approval workflow

● Deployment Governance Framework ● Automated Test Suite ● Release Management Protocol
Testing, Sandbox, UAT & Production Deployment

●      Unit testing of core modules

●      Integration testing (Order → Payment → Print → Reporting)

●      Load testing under peak simulation

●      Security vulnerability scanning

●      Client UAT sign-off process

●      Zero-downtime production deployment

●      30-day post-deployment stabilization monitoring

● Testing Report ● Load Test Report ● Security Scan Report ● UAT Sign-Off Document ● Deployment Checklist
2	Merchant Intelligence & Commercial Expansion	Analytics Diagnostic & Data Structuring Assessment

Activities include structured data architecture mapping, reporting layer separation planning, KPI formula validation, and analytics-ready schema optimization

●      Existing transactional database structure

●      Reporting query performance bottlenecks

●      KPI computation logic inconsistencies

●      Historical data indexing limitations

●      Cross-outlet aggregation inefficiencies

●      Real-time reporting latency issues

● Analytics Architecture Report ● Data Structuring Assessment Document ● KPI Computation Framework ● Reporting Performance Analysis
Analytics Service Layer Reconstruction

●      Implement dedicated reporting database layer

●      Separate transactional and analytics workloads

●      Develop aggregated daily / weekly / monthly computation logic

●      Optimize cross-outlet performance queries

●      Build SKU-level profitability engine

●      Implement real-time data aggregation pipeline

● Merchant Analytics Engine ● Reporting Database Layer ● Aggregation Processing Module ● KPI Engine Documentation

● Introduce structured analytics logging framework
Consolidated Merchant Dashboard Reconstruction

●      Real-time gross / net / SST breakdown

●      Multi-outlet consolidated performance view

●      Cash vs digital payment breakdown

●      Settlement forecasting logic

●      Revenue trend comparison engine

●      SKU profitability ranking module

●      Refund and cancellation analytics

● Merchant Intelligence Dashboard ● Financial KPI Engine ● Revenue Trend Analytics Module
Revenue Anomaly Detection & Risk Monitoring

●      Define abnormal refund thresholds

●      Detect excessive void / cancellation behavior

●      Identify inconsistent SST application patterns

●      Flag irregular revenue fluctuations

●      Implement automated alert notification system

●      Generate structured revenue risk reports

● Revenue Monitoring Engine ● Anomaly Detection Framework ● Alert Notification System ● Revenue Risk Report Template
Regulatory- Ready SST Reporting Framework

●      Generate monthly SST summary statements

●      LHDN-aligned reporting structure

●      Item-level SST configuration logic

●      Automated SST breakdown per transaction

●      Export-ready Excel / PDF reporting

●      Historical SST audit tracking

● SST Reporting Suite ● Compliance Export Module ● SST Audit Log Framework
Ledger Synchronization & Compliance Validation	● Integrate SST computation with Phase 1 ledger engine ● Validate reconciliation consistency ● Implement structured tax validation checks ● Maintain historical compliance audit logs	● Integrated SST Ledger Module ● Compliance Validation Report ● Audit Traceability Documentation
Merchant Operations Monitoring & Governance Framework	● Real-time order lifecycle dashboard ● Active table monitoring interface ● Preparation time tracking logic ● Delay threshold alert configuration ● Kitchen efficiency performance metrics	● Operations Monitoring Dashboard ● Delay Alert System ● Workflow Efficiency Report

			● Order modification tracking logs ● Staff activity performance reporting	● Operational Governance Framework
DevOps, QA & Release Governance Framework

●      Extend CI/CD pipeline for analytics modules

●      Validate reporting database deployment procedures

●      Implement dashboard regression testing framework

●      Establish analytics release documentation protocol

●      Implement structured rollback mechanism

●      Deploy monitoring system for reporting endpoints

● Analytics Deployment Governance Framework ● Regression Testing Suite ● Release Management Protocol — Phase 2
Testing, Sandbox, UAT & Production Deployment

●      KPI validation testing

●      SST compliance verification

●      Cross-outlet dashboard stress testing

●      Security review of reporting endpoints

●      Client UAT sign-off process

●      Controlled production deployment

●      Post-deployment monitoring period

● Testing Report ● Compliance Validation Report ● UAT Sign-Off Document ● Deployment Checklist
3	UX Transformation & Growth Optimization	UX Audit & Design System Assessment

Activities include full interface audit, usability mapping, user journey validation, and structured design standard documentation.

●      Existing UI inconsistency across mobile, tablet and web

●      Typography and spacing hierarchy fragmentation

●      Layout grid inconsistencies

●      Navigation depth inefficiencies

●      Component duplication and design deviation

●      Accessibility and usability gaps

● UX Assessment Report ● Design System Architecture Blueprint ● Interface Consistency Analysis

Design System Architecture Development

●      Develop centralized reusable UI component library

●      Define typography hierarchy and brand consistency standards

●      Standardize spacing, layout grid and alignment rules

●      Establish cross-platform interaction guidelines

●      Implement standardized error handling UI patterns

●      Define accessibility compliance guidelines

●      Create scalable responsive layout framework

● Design System Documentation ● Component Library Framework ● UI Style Guide
Checkout & Transaction Flow Redesign

●      Redesign checkout workflow for reduced friction

●      Optimize cart modification process

●      Simplify order confirmation sequence

●      Improve payment selection interface

●      Reduce click-depth for key merchant actions

● Workflow Optimization Framework ● Updated UI Wireframes ● UX Flow Mapping Document
Dashboard & Reporting Interface Optimization	● Improve dashboard navigation hierarchy ● Standardize filter and search logic ● Enhance visual data hierarchy for reporting pages ● Optimize real-time data rendering responsiveness	● Dashboard Interface Enhancement Package ● Reporting UI Optimization Documentation
Application Performance Tuning

●      Analyze redundant API call patterns

●      Implement intelligent caching mechanisms

●      Optimize cart state synchronization logic

●      Improve rendering performance for dashboards

●      Reduce database-heavy reporting queries

●      Optimize memory utilization and background processing

● Performance Optimization Report ● API Optimization Documentation ● System Benchmark Metrics

Network & Scalability Enhancement

●      Optimize performance under low-bandwidth conditions

●      Implement background data synchronization logic

●      Enhance concurrent request handling

●      Introduce rate-limiting control mechanisms

●      Conduct simulated peak-hour load testing

● Network Optimization Framework ● Scalability Validation Report
Merchant Campaign Engine

●      Develop rule-based promotion configuration system

●      Implement time-based campaign scheduler

●      Create discount stacking validation logic

●      Enable SKU-based campaign targeting

●      Introduce minimum spend condition logic

● Campaign Engine Module ● Promotion Configuration System
Customer Engagement & Retention Framework	● Implement customer segmentation framework ● Define behavioral tagging logic ● Introduce push notification automation ● Enable promotional message scheduling ● Track engagement performance metrics	● Engagement Automation Module ● Retention Analytics Dashboard
DevOps, QA & Release Governance Framework

●      Extend CI/CD pipeline for UX and campaign modules

●      Implement automated UI regression testing suite

●      Establish release documentation protocol

●      Implement rollback mechanism for campaign features

●      Deploy monitoring for performance benchmarks

● Deployment Governance Framework — Phase 3 ● Automated UI Test Suite ● Release Management Protocol
Testing, Sandbox, UAT & Production Deployment

●      UX usability testing (merchant & consumer)

●      Performance benchmark validation

●      Campaign rule validation testing

●      Cross-device compatibility testing

●      Client UAT sign-off process

●      Controlled production deployment

●      Post-deployment monitoring period

● UX Testing Report ● Performance Benchmark Report ● Campaign Validation Report ● UAT Sign-Off Document ● Deployment Checklist

APPENDIX C

METHOD AND MILESTONES OF PAYMENT

(To be read and construed as an integral part of this Agreement)

Section	Description	Particulars
1	Contract Price	Ringgit Malaysia Eleven (RM11,700,000.00) only.	Million	Seven	Hundred	Thousand

		Milestone	Description		Amount (RM)
		1	Upon Signing this Agreement		3,900,000.00
2	Milestone Cash Payments	2	Software / Application Enhancement		3,900,000.00
		3	Final Development		3,900,000.00
		(a) Payment shall be made within thirty (30) Days from receipt of TTSB’s written acceptance confirmation.